EXHIBIT 99.1

First Horizon Advances Toward Strategic Goals in Third Quarter

Core Businesses Show Positive Trends, Balance Sheet Shrinks, Asset Quality Stabilizing

MEMPHIS, Tenn., Oct. 16, 2009 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) continued to execute on its repositioning strategy with positive results in key areas during third quarter 2009. Among the encouraging signs were overall credit quality improvement, average core deposit growth, net interest margin expansion, and further balance sheet reduction. Despite a loss for the quarter amid a challenging economy, FHN remains on track.

Key items in third-quarter results included:

 * Third quarter 2009 net loss available to common shareholders was
   $52.9 million, or $.24 per diluted share, improving on prior quarter's net loss available to common shareholders of $123.2 million, or $.57 per diluted share.
 * Pre-tax pre-provision earnings of $144.8 million, a sequential quarter increase of $64.0 million.
 * Overall asset quality stabilizing: Provision expense decreased
   $75.0 million to $185.0 million, net charge-offs declined, nonperforming assets were slightly down.
 * Positive trends within core businesses continued: Regional Banking net interest margin expanded and average core deposits increased
   $148 million or 1.4 percent; Capital Markets produced another good quarter.
 * Performance in wind-down businesses also improved as Mortgage
   Banking income increased and provision expense significantly declined in National Specialty Lending.
 * Stronger balance sheet with improved liquidity: Average assets declined to $26.8 billion; Average core deposits increased $400 million, a 3.2 percent increase from the prior quarter.
 * Capital position grew even stronger: Capital ratios improved, remaining among industry leaders with tangible common equity to tangible assets of 7.85 percent.

"We're continuing our focus on our strategic repositioning efforts and making good progress in spite of a weak economy and a difficult operating environment," said Bryan Jordan, CEO of FHN. "First Tennessee Bank and FTN Financial had positive trends, our proactive approach to credit quality continues to pay off and our efficiency efforts advanced. We're encouraged by our continued progress. First Horizon is well-positioned to take advantage of opportunities and keep advancing on the path to sustained profitability."

PERFORMANCE HIGHLIGHTS

The net loss available to common shareholders improved to $52.9 million in the third quarter 2009, driven by a decrease in provision for loan losses and a reduction in noninterest expense. Third quarter results include a $10.2 million loss net of taxes ($0.04 per share) related to discontinued operations. The net interest margin expanded to 3.14 percent from 3.05 percent in second quarter primarily due to a contracting balance sheet and a decrease in deposit costs. Provision for loan losses decreased $75.0 million linked-quarter.

Solid capital markets fixed income sales continued into the third quarter, although down as revenues began to normalize, contributing approximately 40 percent of FHN's fee-based revenues. Additionally, higher positive servicing hedging results largely contributed to an overall $43.7 million increase in mortgage banking income. Mortgage banking income also benefited from a positive fair value adjustment to the mortgage warehouse. Repurchase obligations from prior consumer loan sales decreased compared with the prior quarter reflecting the third quarter settlement of obligations on certain previously transferred loans. Revenues also benefited from a $12.8 million gain on the repurchase of bank debt.

FHN experienced a $52.6 million reduction in noninterest expense in third quarter 2009 to $349.9 million. The decrease in capital markets fixed income revenues also resulted in a decline in variable personnel costs. Although environmental costs were elevated given current economic conditions, some improvement was experienced from the second quarter. FHN saw minimal losses from private mortgage reinsurance contracts in third quarter compared with $8.1 million in the previous quarter. Additionally, second quarter included the FDIC special assessment of $12.6 million.

There were increased restructuring costs in the third quarter, primarily due to goodwill impairment as FHN contracted to sell its institutional equity research business. Restructuring costs in the second quarter were minimal.

FHN continued to de-risk the balance sheet, as assets declined another $2.3 billion in the third quarter. Average core deposits, however, increased $400 million as a result of FHN's continued focus on growing this lower cost funding source. FHN's commitment to a strong capital position was evidenced through its capital ratios: Tier 1 capital and Tier 1 common third quarter estimates were 16.20 percent and 9.88 percent, respectively.

Asset Quality Stabilizing, Reserve Release, Commercial Loan Deterioration - As Expected

FHN's efforts to address asset quality and wind down the national portfolios continue to pay off. As anticipated, a release in national residential construction reserves more than offset an increase in commercial and industrial and commercial real estate reserves. This enabled a sequential quarter drop in provision, while leaving the allowance for credit losses at a strong 5.10 percent of loans. Total net loan charge-offs also dropped in the third quarter to $201.7 million, or an annualized 4.24 percent of average loans, from second quarter's $239.4 million. Nonperforming assets edged down for the second quarter in a row.

BUSINESS LINE REVIEW

Regional Bank's Margin Improves, Results Slip on Provision Increase

The Regional Bank's net interest margin improved to 4.80 percent from 4.72 percent in the second quarter as a result of higher commercial loan spreads while net interest income declined slightly from decreased loan balances. Average core deposits increased $148 million. Revenues and expenses were generally flat when compared with the prior quarter. The commercial real estate portfolio showed signs of continued deterioration resulting in an increase to the provision for loan losses of $12.0 million.

Capital Markets' Fixed Income Sales Solid, Provision Rises

Capital Markets' fixed income sales remained solid although revenues began to normalize following recent record quarters. Revenues from fixed income sales were $120.5 million, a $49.6 million decrease from second quarter. Lower variable personnel costs as a result of decreased fixed income revenues contributed to an $18.5 million reduction in third quarter expenses. Continued deterioration in bank holding company and trust preferred loans resulted in a provision increase of $33.1 million in relation to second quarter 2009.

Corporate Reflects Gains on Repurchase of Debt, Goodwill Impairment

Overall, corporate results were down slightly in third quarter but were positively affected by a $12.8 million gain related to the repurchase of bank debt and a $7.0 million reversal of the Visa contingent liability. Restructuring charges included a goodwill impairment of $14.0 million related to an agreement to sell Capital Markets' institutional equity research group.

National Specialty Lending Wind-down Progresses, Mortgage Banking Income Up

The wind-down of operations continued in National Specialty Lending as total loans decreased by approximately $500 million, contributing to a $47.3 million reserve release and $96.8 million provision decline. Additionally, in the third quarter, FHN settled its repurchase obligations for a substantial portion of its prior consumer loan sales which contributed to a linked-quarter decrease in repurchase losses.

Third quarter results for Mortgage Banking increased significantly from second quarter as pre-tax income increased by $76.9 million driven by improved hedging results and a positive mortgage warehouse valuation adjustment. While still elevated, provision for foreclosure and repurchase obligations declined slightly. Provision expense was significantly reduced as the permanent mortgage portfolio performance improved and loan loss reserves decreased.

USE OF NON-GAAP MEASURES

Certain earnings and capital-related non-GAAP measures are included in the text of this release and on the following Consolidated Summary Results table. FHN's management believes such measures are relevant to understanding the capital position and results of the Company. The non-GAAP items presented in this release are pre-tax pre-provision earnings, tangible common equity to tangible assets, tangible book value per common share, tier 1 common to risk weighted assets, and adjusted tangible common equity to risk weighted assets. These measures are reported to FHN's management and Board of Directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provide a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. Tier 1 capital is a regulatory term and is generally defined as the sum of core capital (including common equity and instruments that cannot be redeemed at the option of the holder) adjusted for certain items under risk-based capital regulations. Risk weighted assets is also a regulatory term used to determine capital ratios and is total assets adjusted for credit risk. Refer to the tabular reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items at the end of this release.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's Web site at www.fhnc.com.

Management will host a conference call at 7:30 a.m. Central Time October 16 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:15 a.m. Central Time October 16 by dialing 1-800-238-9007 (international participants dial 1-719-325-2427). The conference will also be webcast live through First Horizon's Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 11 a.m. Central Time October 16 until 12 midnight October 30 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 2389184. The event will be archived and made available by 1 p.m. Central Time October 16 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The approximately 6,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through about 180 bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading combined market deposit share in the 17 Tennessee counties where it does business and has one of the highest customer retention rates of any bank in the country. FTN Financial is an industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

FHN-G

 CONSOLIDATED SUMMARY RESULTS
 Quarterly, Unaudited
 ---------------------------------------------------------------------

 (Thousands)            3Q09         2Q09         1Q09         4Q08
 ---------------------------------------------------------------------
 Income Statement
  Highlights
 Net interest
  income           $   190,901  $   199,086  $   196,587  $   204,948
 Noninterest income    303,753      284,513      399,348      325,021
 Securities gains/
  (losses), net             65         (330)          (2)       1,346
 ---------------------------------------------------------------------
   Total revenue       494,719      483,269      595,933      531,315
 ---------------------------------------------------------------------
 Noninterest
  expense              349,901      402,486      407,803      334,569
 Provision for
  loan losses          185,000      260,000      300,000      280,000
 ---------------------------------------------------------------------
   Loss before
    income taxes       (40,182)    (179,217)    (111,870)     (83,254)
 Benefit for
  income taxes         (15,368)     (74,043)     (47,423)     (31,317)
 ---------------------------------------------------------------------
 Loss from
  continuing
  operations           (24,814)    (105,174)     (64,447)     (51,937)
 Income/(loss)
  from discontinued
  operations, net
  of tax(a)            (10,200)        (308)        (648)         442
 ---------------------------------------------------------------------
   Net loss            (35,014)    (105,482)     (65,095)     (51,495)
 ---------------------------------------------------------------------
 Net income
  attributable to
  noncontrolling
  interest(b)            2,969        2,844        2,750        4,236
 ---------------------------------------------------------------------
 Net loss
  attributable to
  controlling
  interest             (37,983)    (108,326)     (67,845)     (55,731)
 ---------------------------------------------------------------------
 Preferred stock
  dividends(c)          14,876       14,856       14,956        7,413
   Loss available
    to common
    shareholders   $   (52,859) $  (123,182) $   (82,801) $   (63,144)
 ---------------------------------------------------------------------
 Common Stock Data
 Diluted EPS from
  continuing
  operations(d)    $     (0.20) $     (0.57) $     (0.38) $     (0.29)
 Diluted EPS(d)          (0.24)       (0.57)       (0.38)       (0.29)
 Diluted shares(d)     217,186      217,134      217,134      217,063
 Period-end shares
  outstanding(d)       218,654      218,630      218,352      217,489
 Stock dividend
  rate declared
  per share             1.5901%      1.5782%      2.6673%      1.8370%
 ---------------------------------------------------------------------
 Balance Sheet
  Highlights
  (Period End)
 Total loans, net
  of unearned
  income           $18,524,685  $19,585,827  $20,572,477  $21,278,190
 Total deposits     14,234,983   14,977,461   14,910,055   14,241,814
 Total assets       26,465,852   28,758,943   31,208,024   31,021,980
 Total liabilities  23,095,643   25,364,961   27,700,348   27,447,348
 Total equity        3,370,209    3,393,982    3,507,676    3,574,632
 ---------------------------------------------------------------------
 Asset Quality
  Highlights
 Allowance for loan
  losses           $   944,765  $   961,482  $   940,932  $   849,210
 Allowance / period
  -end loans              5.10%        4.91%        4.57%        3.99%
 Net charge-offs   $   201,718  $   239,449  $   208,278  $   191,246
 Net charge-offs
  (annualized)
  / average loans         4.24%        4.77%        3.97%        3.61%
 Non-performing
  assets (NPA)     $ 1,220,489  $ 1,233,077  $ 1,252,153  $ 1,157,957
 NPA % (e)                6.38%        6.15%        5.98%        5.38%
 ---------------------------------------------------------------------
 Key Ratios & Other
 Return on average
  assets                (0.52)%      (1.46)%      (0.87)%      (0.66)%
 Return on average
  common equity         (9.02)%     (20.96)%     (13.44)%      (9.30)%
 Net interest
  margin                  3.14%        3.05%        2.89%        2.96%
 Fee income to
  total revenue             61%          59%          67%          61%
 Efficiency ratio        70.73%       83.28%       68.43%       62.97%
 Book value per
  common share     $     10.43  $     10.56  $     11.11  $     11.48
 Tangible book
  value per common
  share                   9.43         9.49        10.03        10.39
 Adjusted tangible
  common equity to
  risk weighted
  assets                  9.06         8.71         8.61         8.80
 FTE employees           5,837        5,971        6,033        6,095
 ---------------------------------------------------------------------

                                                       3Q09 Change vs.
                                                       ---------------
 (Thousands)                                  3Q08      2Q09    3Q08
 ---------------------------------------------------------------------
 Income Statement Highlights
 Net interest income                     $   223,147     (4)%   (14)%
 Noninterest income                          296,283       7%      3%
 Securities gains/(losses), net                 (210)    120%    131%
 ---------------------------------------------------------------------
   Total revenue                             519,220       2%    (5)%
 ---------------------------------------------------------------------
 Noninterest expense                         387,515    (13)%   (10)%
 Provision for loan losses                   340,000    (29)%   (46)%
 ---------------------------------------------------------------------
   Loss before income taxes                 (208,295)     78%     81%
 Benefit for income taxes                    (87,824)     79%     83%
 ---------------------------------------------------------------------
 Loss from continuing operations            (120,471)     76%     79%
 Income/(loss) from discontinued
  operations, net of tax(a)                   (1,749)     NM      NM
 ---------------------------------------------------------------------
   Net loss                                 (122,220)     67%     71%
 ---------------------------------------------------------------------
 Net income attributable to
  noncontrolling interest(b)                   2,875       4%      3%
 ---------------------------------------------------------------------
 Net loss attributable to
  controlling interest                      (125,095)     65%     70%
 ---------------------------------------------------------------------
 Preferred stock dividends(c)                     --       *      NM
   Loss available to common shareholders $  (125,095)     57%     58%
 ---------------------------------------------------------------------
 Common Stock Data
 Diluted EPS from continuing
  operations(d)                          $     (0.57)     65%     65%
 Diluted EPS(d)                                (0.58)     57%     58%
 Diluted shares(d)                           217,062       *       *
 Period-end shares outstanding(d)            217,504       *       1%
 Stock dividend rate declared per share       3.0615%     NM      NM
 ---------------------------------------------------------------------
 Balance Sheet Highlights (Period End)
 Total loans, net of unearned income     $21,601,898     (5)%   (14)%
 Total deposits                           13,778,235     (5)%      3%
 Total assets                             32,804,376     (8)%   (19)%
 Total liabilities                        29,931,458     (9)%   (23)%
 Total equity                              2,872,918       *      17%
 ---------------------------------------------------------------------
 Asset Quality Highlights
 Allowance for loan losses               $   760,456     (2)%    24%
 Allowance / period-end loans                   3.52%
 Net charge-offs                         $   154,693     16%    (30)%
 Net charge-offs (annualized) /
  average loans                                 2.84%
 Non-performing assets (NPA)             $ 1,015,494     (1)%    20%
 NPA % (e)                                      4.63%
 ---------------------------------------------------------------------
 Key Ratios & Other
 Return on average assets                     (1.46)%
 Return on average common equity             (18.30)%
 Net interest margin                            3.01%
 Fee income to total revenue                      57%
 Efficiency ratio                              74.63%
 Book value per common share                  $11.85
 Tangible book value per common share          10.75
 Adjusted tangible common equity to
  risk weighted assets                          8.78
 FTE employees                                 6,195     (2)%    (6)%
 ---------------------------------------------------------------------
 NM - Not meaningful
 * Amount is less than one percent.
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Third quarter 2009 includes results of operations and $14.0 million goodwill impairment related to FTN Equity Capital Markets
     Corp.
 (b) Represents preferred dividends previously reported in NIOE.
     Currently reported as noncontrolling interest due to adoption of change in accounting for presentation of minority interests.
 (c) 3Q09 includes $4.1 million amortization of initial discounted book value of CPP preferred.
 (d) Shares restated for stock dividends distributed through October
     1, 2009.
 (e) NPAs related to the loan portfolio to period-end loans plus forclosed real estate and other assets.

 NON-GAAP to GAAP RECONCILIATION
 Quarterly, Unaudited
 --------------------------------------------------------------------

 (Thousands)         3Q09      2Q09      1Q09      4Q08      3Q08
 --------------------------------------------------------------------

 Pre-Tax Pre-
  Provision
  Earnings
  (Non-GAAP)
 Pre-tax loss
  (GAAP)          $ (40,182)$(179,217)$(111,870)$ (83,254)$(208,295)
 Less: Provision
  for loan losses
  (GAAP)            185,000   260,000   300,000   280,000   340,000
 --------------------------------------------------------------------
 Pre-tax pre-
  provision
  earnings
  (Non-GAAP)        144,818    80,783   188,130   196,746   131,705
 --------------------------------------------------------------------

 (Millions)
 --------------------------------------------------------------------
 Tangible Common
  Equity (Non-GAAP)
 (A) Total equity
  (GAAP)          $ 3,370.2 $ 3,394.0 $ 3,507.7 $ 3,574.6 $ 2,872.9
 Less: Preferred
  stock capital
  surplus - CPP       794.6     790.6     786.6     785.7        --
 Less:
  Noncontrolling
  interest(a)         295.2     295.2     295.2     295.2     295.3
 --------------------------------------------------------------------
 (B) Total common
   equity           2,280.4   2,308.2   2,425.9   2,493.7   2,577.6
 Less: Intangible
  assets (GAAP)(b)    218.9     234.3     235.9     237.5     239.3
 --------------------------------------------------------------------
 (C) Tangible
  common equity
  (Non-GAAP)        2,061.5   2,073.9   2,190.0   2,256.2   2,338.3
 Less: Unrealized
  gains on AFS
  securities, net
  of tax               67.5      59.2      57.4      42.3      17.8
 --------------------------------------------------------------------
 (D) Adjusted
  tangible common
  equity (Non-GAAP) 1,994.0   2,014.7   2,132.6   2,213.9   2,320.5
 --------------------------------------------------------------------

 Tangible Assets
  (Non-GAAP)
 (E) Total assets
  (GAAP)          $26,465.9 $28,758.9 $31,208.0 $31,022.0 $32,804.4
 Less: Intangible
  assets (GAAP)(b)    218.9     234.3     235.9     237.5     239.3
 --------------------------------------------------------------------
 (F) Tangible
  assets
  (Non-GAAP)       26,247.0  28,524.6  30,972.1  30,784.5  32,565.1
 --------------------------------------------------------------------

 Period-end Shares
  Outstanding
 (G) Period-end
  shares
  outstanding         218.7     218.6     218.4     217.5     217.5
 --------------------------------------------------------------------

 Tier 1 Common
  (Non-GAAP)
 (H) Tier 1
  capital(c)(d)   $ 3,563.7 $ 3,596.3 $ 3,709.0 $ 3,784.2 $ 2,934.0
 Less: Preferred
  stock capital
  surplus - CPP       794.6     790.6     786.6     782.7        --
 Less:
  Noncontrolling
  interest -
  FTBNA preferred
  stock(a)(f)         294.8     294.8     294.8     294.8     294.8
 Less: Trust
  preferred(e)        300.0     300.0     300.0     300.0     300.0
 --------------------------------------------------------------------
 (I) Tier 1 common
  (Non-GAAP)        2,174.3   2,210.9   2,327.6   2,406.7   2,339.2
 --------------------------------------------------------------------

 Risk Weighted
  Assets
 (J) Risk weighted
  assets(c)(d)    $22,003.3 $23,123.4 $24,771.8 $25,185.4 $26,427.2
 --------------------------------------------------------------------

 Ratios
 (C)/(F)Tangible
  common equity
  to tangible
  assets (TCE/TA)
  (Non-GAAP)           7.85%     7.27%     7.07%     7.34%     7.18%
 (A)/(E)Total
  equity to total
  assets (GAAP)       12.73%    11.80%    11.24%    11.52%     8.76%
 (C)/(G)Tangible
  book value per
  common share
  (Non-GAAP)      $    9.43 $    9.49 $   10.03 $   10.39 $   10.75
 (B)/(G)Book value
  per common share
  (GAAP)          $   10.43 $   10.56 $   11.11 $   11.48 $   11.85
 (I)/(J)Tier 1
  common ratio
  (Non-GAAP)           9.88%     9.56%     9.40%     9.56%     8.85%
 (H)/(E)Tier 1
  capital to total
  assets (GAAP)       13.47%    12.50%    11.88%    12.20%     8.94%
 (D)/(J)Adjusted
  tangible common
  equity to risk
  weighted assets
  (TCE/RWA)
  (Non-GAAP)(c)        9.06%     8.71%     8.61%     8.80%     8.78%
 --------------------------------------------------------------------
 (a) Included in total equity on the consolidated balance sheet.
 (b) Includes goodwill and other intangible assets, net of
     amortization.
 (c) Current quarter is an estimate.
 (d) Defined by and calculated in conformity with bank regulations.
 (e) Included in term borrowings on the consolidated balance sheet.
 (f) Represents FTBNA preferred stock included in noncontrolling interest.

CONTACT:  First Horizon National Corporation
          Media Information:
          Anthony Hicks
            (901) 523-4726
          Investor Relations:
          Aarti Bowman
            (901) 523-4017